EXHIBIT 6 a) 11.



Alydaar Software Corporation
Computation of Earnings Per Share
(Unaudited)



                                        Three Months Ended                                 Six Months Ended
                           --------------------------------------------  -------------------------------------------------
                                      6-30-98                 6-30-97                6-30-98                   06-30-97

Net Income (loss)                $     2,846,342           $  (2,344,834)         $   4,545,700             $    (5,462,991)
Average # shares
outstanding                      $    17,420,150           $  14,558,032          $  17,406,082             $    14,051,709
Diluted Average #
shares outstanding               $    17,682,441           $  14,558,032          $  17,668,374             $    14,051,709
Basic Earnings
(loss) per share                 $          0.16           $       (0.16)         $        0.26             $         (0.39)
Diluted Earnings
per share                        $          0.16           $       (0.16)         $        0.26             $         (0.39)
-------------------------- ---------------------  ----------------------- ----------------------  ---------------------------
